EXHIBIT 99.2

FIRST AMENDMENT TO THE

MARVION INC.

2023 STOCK INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Marvion Inc. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”) is made as of December 28, 2024. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 14 of the Plan permits the Board to amend the Plan, subject, in the case of amendments requiring stockholder approval under the rules of any securities exchange on which the Shares may then be listed, to the approval by the Company’s stockholders of such amendment;

WHEREAS, the Board desires to amend the Plan to increase the number of Shares available for grant under the Plan and to make other changes deemed desirable by the Board to attract and recruit talent;

WHEREAS, this Amendment shall be submitted to the Company’s stockholders for approval, and shall become effective as of the date on which the Company’s stockholders approve such Amendment (the “Effective Date”); and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE, pursuant to Section 14 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date.

1.       Section 5(a)(1) of the Plan is hereby amended and restated to read as follows

(i) Subject to adjustment as provided in Paragraph XIII, the aggregate number of shares of Common Stock reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 37,075,060. The number of shares of Common Stock available for grant and issuance under the Plan shall be increased on January 1, of each of the ten (10) calendar years during the term of the Plan following September 11, 2023, by the lesser of (i) two and one half percent (2.5%) of the number of shares of Common Stock issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board; provided, however, that such limitation may be increased subject to approval by the Company’s stockholders.

2.       Section 5(b)(i) is amended and restated to read as follows:

(i) The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options shall be equal to the number of shares available for grant as of the Plan Amendment Effective Date, as set forth in Section 5(a)(1).

4.       Section 5(b)(iii) is amended and restated to read as follows:

(iii) The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve (12)-month period shall not exceed 4,000,000,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XIII).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Marvion Inc. 2023 Stock Incentive Plan, as of the date first indicated above.

MARVION INC.

By: /s/ CHAN Sze Yu

Name: CHAN Sze Yu

Title: Chief Executive Officer and Chief Financial Officer

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